Axos Closes Purchase of Two Loan Portfolios from the FDIC
Axos Acquired Two Loan Portfolios Having an Aggregate Unpaid Principal Balance of $1.25 Billion and Reflecting a Discount to Par Value of Approximately 37%

LAS VEGAS, NV – (BUSINESSWIRE) – December 7, 2023 – Axos Financial, Inc. (NYSE: AX) (“Axos” or the “Company”) announces that its wholly-owned subsidiary Axos Bank has completed the acquisition of two performing commercial real estate (“CRE”) loan portfolios, including multi-family loans among others, from the Federal Deposit Insurance Corporation (“FDIC”) at a purchase price equal to approximately 63% of par value, resulting in an approximate discount to par value for the purchased loans of $463.7 million. Axos Bank paid cash for the acquired loans.
The acquired loans, subject to final settlement adjustments, are comprised of the following:

(Dollars in millions)
Loan Type	Unpaid Principal Balance	Weighted-Average Yield Before Accretion of Discount	Weighted-Average Loan-to-Value
Commercial Real Estate Loans	$578.6	6.8%	50.2%
Multifamily Loans[1]	674.6	7.0%	67.0%
Total Loans	$1,253.2	6.9%	59.3%
[1]Includes Multifamily and Mixed Use Loans.
“We believe that we purchased these performing loans at an attractive valuation that will be accretive to our net interest margin and net interest income,” said Greg Garrabrants, President and CEO of Axos. “We performed extensive due diligence and valuation analysis on each of the properties in the acquired loan pools. The most recent appraisals received from the FDIC indicated that the weighted average loan-to-value is approximately 59%. All 58 loans are current on principal and interest payments. The transaction value was enhanced by the inclusion of a series of back-to-back interest rate swaps that allow the borrowers to pay an average fixed rate of 3.8%, while Axos receives a primarily variable note rate of 6.9%.”
Axos expects to provide additional detail regarding the allowance for credit losses, purchase accounting, and other aspects of the loan purchase with its financial results for the three- and six-months ending December 31, 2023.
About Axos Financial, Inc. and Subsidiaries
Axos Financial, Inc., with approximately $20.8 billion in consolidated assets as of September 30, 2023, is the holding company for Axos Bank, Axos Clearing LLC and Axos Invest, Inc. Axos Bank provides consumer and business banking products nationwide through its low-cost distribution channels and affinity partners. Axos Clearing LLC (including its business division Axos Advisor Services), with approximately $33.9 billion of assets under custody and/or administration as of September 30, 2023, and Axos Invest, Inc., provide comprehensive securities clearing services to introducing broker-dealers and registered investment advisor correspondents, and digital investment advisory services to retail investors, respectively. Axos Financial, Inc.’s common stock is listed on the NYSE under the symbol “AX” and is a component of the Russell 2000® Index, the S&P SmallCap 600® Index, the KBW Nasdaq Financial Technology Index, and the Travillian Tech-Forward Bank Index. For more information on Axos Financial, Inc., please visit http://investors.axosfinancial.com.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to Axos’ financial prospects and other projections of its performance and asset quality, Axos’ deposit balances and capital ratios, Axos’ ability to continue to grow profitably and increase its business, Axos’ ability to continue to diversify its lending and deposit franchises, the anticipated timing and financial performance of other offerings, initiatives, and acquisitions, expectations of the environment in which Axos operates and projections of future performance. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation Axos’ ability to successfully integrate acquisitions and realize the anticipated benefits of the transactions, changes in the interest rate environment, monetary policy, inflation, government regulation, general economic conditions, changes in the competitive marketplace, conditions in the real estate markets in which we operate, risks associated with credit quality, our ability to attract and retain deposits and access other sources of liquidity, and the outcome and effects of litigation and other factors beyond our control. These and other risks and uncertainties detailed in Axos’ periodic reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2023, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Axos undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All written and oral forward-looking statements made in connection with this press release, which are attributable to us or persons acting on Axos’ behalf are expressly qualified in their entirety by the foregoing information.
Contact:
Johnny Lai, CFA
SVP, Corporate Development and Investor Relations
Axos Financial, Inc.
Phone: 1-858-649-2218
Email: jlai@axosfinancial.com